Exhibit (h)(2)

                      AMENDMENT TO ADMINISTRATION AGREEMENT


     The Administration Agreement between Investment Company Administration Corporation and Bailard, Biehl & Kaiser International Bond and Equity Funds (the "Funds"), two separate series of the Bailard, Biehl & Kaiser Fund Group, Inc. (the "Company") dated October 1, 1991 is hereby amended as follows:

The parties to the Agreement shall be Investment Company Administration, L.L.C., an Arizona Limited Liability Company, and Bailard, Biehl & Kaiser International Bond and Equity Funds two separate series of the Bailard, Biehl & Kaiser International Fund Group, Inc., a Maryland Corporation.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons, as of this 9th day of March, 1999.



INVESTMENT COMPANY ADMINISTRATION CORPORATION a Delaware Corporation


/s/ Eric M. Banhazl
------------------------------------------
By: Eric M. Banhazl
Its: Executive Vice President



INVESTMENT COMPANY ADMINISTRATION, L.L.C.
an Arizona Limited Liability Company


/s/ Eric M. Banhazl
------------------------------------------
By: Eric M. Banhazl
Its: Member



Bailard, Biehl & Kaiser Diversa International Bond and Equity Funds two separate series of the
Bailard, Biehl & Kaiser International Fund Group, Inc.
a Maryland Corporation


/s/ Janis M. Horne
-------------------------------------------
By: Janis M. Horne
Its: Secretary